Ex 99.1

Silverleaf Resorts, Inc. Announces Increased Full Year Guidance

DALLAS--(BUSINESS WIRE)—June 14, 2007, Silverleaf Resorts, Inc. (Nasdaq:SVLF) today announced that it is raising its full-year net income guidance from $25.5 million to a range of $27.5 million to $28.5 million ($0.70 to $0.72 per fully diluted share).

The increased guidance is the result of higher than expected Vacation Interval sales and interest income. The company has maintained margins and believes it is now on pace to produce full-year net income of between $27.5 million and $28.5 million which represents a 20% to 24% increase over full-year 2006 results.

Sharon K. Brayfield, President, commented, “We are pleased with our overall operating results thus far into the second quarter and we feel confident that we are well positioned to meet our revised net income guidance for 2007 of $27.5 to $28.5 million ”

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166 x2218
or
Investor Relations @ ICR, Inc.
Willliam R. Schmitt, 203-682-8200
or
Media @ ICR, Inc.
Alecia Pullman, 212-710-6460